Exhibit 3.1

CERTIFICATE OF AMENDMENT
TO THE
CERTIFICATE OF INCORPORATION
OF
CONTEXT THERAPEUTICS INC.
Context Therapeutics Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Company”), hereby certifies as follows:
FIRST: By unanimous written consent, the Board of Directors approved a proposed amendment to the Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) of the Company and directed that such amendment be submitted to the Company’s stockholders for their consideration at the Company’s special meeting of stockholders held on September 17, 2024, with a recommendation from the Board of Directors that the stockholders vote for approval of such amendment.
SECOND: The proposed amendment provides that Article IV, Section 1 of the Certificate of Incorporation is hereby amended to read in its entirety as follows:
ARTICLE IV
Section 1. The Company is authorized to issue two classes of stock, to be designated, respectively, Common Stock and Undesignated Preferred Stock. The total number of shares of stock that the Company shall have authority to issue is 210,000,000 shares, of which 200,000,000 shares are Common Stock, $0.001 par value per share, and 10,000,000 shares are Undesignated Preferred Stock, $0.001 par value per share.

THIRD: Pursuant to Section 242 of the General Corporation Law of the State of Delaware, at the Company’s special meeting of stockholders held on September 17, 2024, duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, the necessary number of shares as required by statute were voted in favor of the amendment.
FOURTH: The foregoing amendment was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.
FIFTH: The foregoing amendment shall be effective on the date this Certificate of Amendment is filed with the Secretary of State of the State of Delaware.
[Signature on Following Page]

IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment to be signed by the authorized officer named below, this 17th day of September, 2024.
By:    _/s/ Martin Lehr
Name: Martin Lehr
Title: Chief Executive Officer
[Signature Page to Certificate of Amendment]